EAU TECHNOLOGIES, INC.
2007 STOCK INCENTIVE PLAN

2007 STOCK OPTION AGREEMENT

Under the terms and conditions of the EAU Technologies, Inc. 2007 Stock Incentive Plan (the "Plan"), a copy of which is incorporated into this Agreement by reference, EAU Technologies, Inc. (the "Corporation" or “EAU”) grants to _______________ (the "Optionee") the option to purchase _______ shares of the Corporation's Common Stock, $.0001 par value, at the price of $_____ per share, subject to adjustment as provided in the Plan (the "Option").

This Option shall be for a term of 10 years commencing on the date of grant set forth below and ending on ___________, 20__ and shall be subject to the Terms and Conditions of Stock Option attached hereto and incorporated in this Agreement by reference.

When exercised, all or a portion of this Option may be an incentive stock option, governed by Section 422 of the Internal Revenue Code of 1986, as amended.

By accepting this Option, you accept and agree to be bound by all of the terms and conditions of the Plan and Terms and Conditions of Stock Option, and you acknowledge receipt of the Plan and the Plan Prospectus dated ________________, 2007, which contains important information, including a discussion of federal tax consequences, and EAU’s 2007 Annual Report to Shareholders. In the event of any conflict between the terms of this Option and the Plan, the Plan will control.

Granted on ____________, 200_.

EAU TECHNOLOGIES, INC.

____________________________
Wade R. Bradley
President and Chief Executive Officer

TERMS AND CONDITIONS OF STOCK OPTION

1.
Please carefully review all of the provisions of the EAU Technologies, Inc. 2007 Stock Incentive Plan (the "Plan"). In addition to the conditions set forth in the Plan, the exercise of your option is contingent upon satisfying the terms and conditions set forth in this document.

2.	The shares subject to your Option will vest as follows:

_________ shares on __________, 20__;

_________ shares on __________, 20__;

_________ shares on __________, 20__; and

_________ shares on __________, 20__.

3.	This option will expire at the close of business on ____________, 20__.

4.
The vested portion of your option may be exercised at any time after it vests, provided that at the time of the exercise all of the conditions set forth in the Plan and in this document have been met. No portion of your option may be exercised prior to ______________, 20__.

5.
Please note that your option is nontransferable, except as designated by you by will or by the laws of descent and distribution. Your stock option is in all respects limited and conditioned as provided in the Plan, including, but not limited to, the following: Your option will normally terminate on the earlier of (i) the date of the expiration of the option or (ii) the 90th day after severance of your employment relationship with the Corporation or any Subsidiary, as defined in the Plan, for any reason, for or without cause. Whether an authorized leave of absence, or an absence for military or government service, constitutes severance of your employment relationship with the Corporation or a Subsidiary will be determined by the Committee administering the Plan at the time of the event. However, if before the expiration of your option, your employment relationship with the Corporation or a Subsidiary terminates as a result of your retirement in good standing or disability under the established rules of the Corporation then in effect, your option will remain in effect, vest and be exercisable in accordance with its terms as if you remained an employee of the Corporation or a Subsidiary, and in the event of your death while employed by the Corporation or any Subsidiary, your unvested options will vest immediately and may be exercised by the executors or administrators of your estate for up to three years following the date of your death, but in no event later than the original termination date of the option. Notwithstanding the foregoing, no option may be exercised more than ten years from the date of grant, and to the extent not exercised by the applicable deadline, the option will terminate.

6.
By accepting this option, you acknowledge and agree that nothing contained herein shall be deemed an offer of employment to you, or a contract of employment or a promise of continued employment by or with the Corporation or any Subsidiary.

7.
At the time or times when you wish to exercise your option, you shall be required to follow the procedures established by the Corporation for the exercise of options, a copy of which has been provided to you with this stock option, and which the Corporation may revise from time to time, provided that the Corporation will provide you with a copy of any such revision. Notice of exercise of your option must be accompanied by a payment equal to the applicable option exercise price plus all withholding taxes due, if any, such amount to be paid in cash or by tendering, either by actual delivery of shares or by attestation, shares of common stock that are acceptable to the Committee, such shares to be valued at Fair Market Value, as defined in the Plan, as of the day the shares are tendered, or paid in any combination of cash and shares, as determined by the Committee. To the extent permitted by applicable law and the policies adopted from time to time by the Committee, you may elect to pay the exercise price through the contemporaneous sale by a third party broker of shares of common stock acquired upon exercise yielding net sales proceeds equal to the exercise price and any withholding tax due and the remission of those sale proceeds to the Corporation.

8.
Your option shall be subject to and governed by the laws of the State of Delaware. The Option Agreement, together with this document and the Plan, contains the entire agreement of you and the Corporation with respect to your option, and no representation, inducement, promise, or agreement or other similar understanding between you and the Corporation not embodied herein shall be of any force or effect, and the Corporation will not be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein or in the Plan.